Exhibit 99.1(a)
                                                    NASD: BOKF

BOK Financial Corporation Reports Quarterly Earnings of $62 million or $0.91 Per Share in the First Quarter

CEO Commentary
Stacy Kymes, president and chief executive officer, stated, “BOK Financial has an enviable mix of business segments that are core to our strategy focused on long-term, sustainable success. Over a long period of time the company has benefited from the diversity of these segments. The overall results this quarter did not meet our expectations as the markets experienced extraordinary interest rate volatility. The markets had to digest high levels of inflation, changing sentiment around the magnitude of interest rate hikes, and the first meaningful geopolitical conflict in Europe since WWII. Several of our market segments experienced impacts as the markets appeared to reset. As we move forward, we believe we are well positioned for this new environment. We have strong momentum growing our loan portfolio with both solid actual results and strong loan pipelines. We have been intentional about positioning our balance sheet to benefit from rising interest rates and should the Federal Reserve move to hike more aggressively, we will see expanding margins and revenue. Credit quality has long been a differentiator for BOK Financial and we are well-positioned should the credit markets begin to show weakness, though there is no sign of that today."

First Quarter 2022 Financial Highlights
•Net income was $62.5 million or $0.91 per diluted share for the first quarter of 2022 and $117.3 million or $1.71 per diluted share for the fourth quarter of 2021. Interest rate volatility driven by expectations of future Federal Reserve actions to address rising inflation as well as the deepening conflict in Ukraine combined to significantly decrease our trading revenue, mortgage loan production volumes, and the net fair value of our mortgage servicing rights valuation.
•Net interest revenue totaled $268.4 million, a decrease of $8.7 million. Net interest margin was 2.44 percent compared to 2.52 percent in the fourth quarter of 2021.
•Fees and commissions revenue decreased $48.7 million to $97.6 million. Brokerage and trading revenue decreased $41.9 million while mortgage banking revenue decreased $4.6 million.
•The net cost of the changes in fair value of mortgage servicing rights and related economic hedges was $8.4 million for the first quarter of 2022 compared to a net benefit of $4.7 million for the fourth quarter of 2021.
•Operating expense decreased $21.9 million to $277.6 million. Personnel expense decreased $15.2 million, primarily due to lower incentive compensation expense, partially offset by a seasonal increase in employee benefits expense. Non-personnel expense decreased $6.6 million. The fourth quarter of 2021 included a $5.0 million charitable donation to the BOKF Foundation that did not recur in the first quarter of 2022.
•Period-end loans increased $469 million to $20.7 billion at March 31, 2022. Commercial loans increased $377 million and commercial real estate loans increased $270 million while period-end Paycheck Protection Program ("PPP") loans decreased $139 million to $137 million. Average loans were $20.5 billion, a $221 million increase compared to the fourth quarter of 2021.
•No provision for expected credit losses was necessary for the first quarter of 2022. A $17.0 million negative provision for expected credit losses was recorded in the prior quarter. The impact of continued strength in commodity prices and improved credit quality metrics was offset by higher required provision due to loan growth and changes in our economic outlook. The combined allowance for credit losses totaled $283 million or 1.37 percent of outstanding loans at March 31, 2022. The combined allowance for credit losses was $289 million or 1.43 percent of outstanding loans at December 31, 2021.

•Average deposits increased $560 million to $40.4 billion while period-end deposits decreased $1.8 billion to $39.4 billion due to expected seasonal activity from 2021 year-end balances. Average interest-bearing deposits increased $317 million and average demand deposits grew $243 million.
•The company's common equity Tier 1 capital ratio was 11.30 percent at March 31, 2022. In addition, the company's Tier 1 capital ratio was 11.31 percent, total capital ratio was 12.25 percent, and leverage ratio was 8.47 percent at March 31, 2022. At December 31, 2021, the company's common equity Tier 1 capital ratio was 12.24 percent, Tier 1 capital ratio was 12.25 percent, total capital ratio was 13.29 percent, and leverage ratio was 8.55 percent.
•The company repurchased 475,877 shares of common stock at an average price of $101.02 a share in the first quarter of 2022.

First Quarter 2022 Segment Highlights
•Commercial Banking contributed $82.3 million to net income in the first quarter of 2022, a decrease of $1.2 million compared to the fourth quarter of 2021. Combined net interest revenue and fee revenue decreased $4.2 million, primarily due to two fewer days in the quarter and a reduction in loan fees. Net loans charged-off increased $7.3 million. Personnel expense decreased $8.3 million, primarily due to reduced incentive compensation costs. Corporate expense allocations increased $3.3 million, largely related to project resources. Average Commercial Banking loans increased $362 million or 2 percent to $16.7 billion. Average Commercial Banking deposits were consistent with prior quarter.
•Consumer Banking had a net loss of $7.3 million in the first quarter of 2022 compared to prior quarter net income of $6.8 million. Combined net interest revenue and fee revenue decreased $8.1 million. Net interest revenue decreased $3.2 million, mainly due to a 14 basis point reduction in the spread on deposits sold to our Funds Management unit. Fees and commissions revenue decreased $5.0 million due to lower mortgage production volumes combined with narrowing margins. The net cost of the changes in fair value of mortgage servicing rights and related economic hedges was $8.4 million for the first quarter of 2022 compared to a net benefit of $4.7 million for the fourth quarter of 2021. Interest rate volatility affected the effectiveness of our mortgage servicing rights hedging strategy. Operating expense decreased $3.2 million, primarily due to decreased professional fees and services expense. Average Consumer Banking loans decreased $32.9 million or 2 percent to $1.7 billion. Average Consumer Banking deposits increased $64.2 million or 1 percent to $8.7 billion in the first quarter of 2022.

•Wealth Management had a net loss of $4.4 million in the first quarter of 2022 compared to net income of $21.7 million in the fourth quarter of 2021. Our diverse set of investment-focused businesses including fixed income trading, private wealth, institutional wealth, financial risk management, and multiple fiduciary businesses combined to provide total net interest and fee revenues of $80.8 million, a decrease of $33.7 million compared to the fourth quarter of 2021. Total revenue from trading activities decreased $43.3 million primarily due to reduced demand for U.S. government agency residential mortgage-backed securities. Investment banking and insurance brokerage revenue increased over the previous quarter. Fiduciary and asset management revenue and retail brokerage revenue were relatively consistent with the prior quarter. Decreases in revenue related to assets under management or administration were offset by improved money market fund fees. Operating expense was consistent with the prior quarter. Average Wealth Management loans increased $53.5 million or 3 percent to $2.1 billion. Average Wealth Management deposits increased $425 million or 5 percent to $9.6 billion. Deposit balances began to decline in the second half of March 2022. Assets under management were $101.1 billion, a decrease of $3.8 billion compared to the prior quarter.

Net Interest Revenue
Net interest revenue was $268.4 million for the first quarter of 2022 compared to $277.1 million for the fourth quarter of 2021. Net interest margin was 2.44 percent compared to 2.52 percent in the prior quarter. PPP loan fees of $3.9 million were recognized in the first quarter of 2022 compared to $7.7 million in the previous quarter. PPP loan fees remaining to be recognized were $3.5 million as of March 31, 2022.
Average earning assets decreased $744 million compared to the fourth quarter of 2021. Average trading securities decreased $723 million. Average loan balances increased $221 million, largely due to growth in commercial and commercial real estate loans, partially offset by a decrease in PPP loans. Average interest bearing cash and cash equivalents were reduced by $158 million. Available for sale securities decreased $155 million. Funds purchased and repurchase agreements decreased $889 million, while other borrowings increased $268 million.
The yield on average earning assets was 2.58 percent, an 8 basis point decrease from the prior quarter. The loan portfolio yield decreased 13 basis points to 3.57 percent. Yields related to loan fees decreased 17 points from the prior quarter while core loan yields increased 4 basis points. The yield on trading securities was down 18 basis points to 1.71 percent, largely due to a decrease in the weighted average coupon rate. The yield on the available for sale securities portfolio increased 5 basis points to 1.77 percent.
Funding costs were 0.21 percent, consistent with the prior quarter. The cost of interest-bearing deposits was unchanged at 0.12 percent. The cost of funds purchased and repurchase agreements increased 22 basis points to 0.95 percent while the cost of other borrowings decreased 11 basis points to 0.38 percent. The benefit to net interest margin from assets funded by non-interest liabilities was 7 basis points for the first quarter of 2022, consistent with the prior quarter.

Operating Revenue
Fees and commissions revenue totaled $97.6 million for the first quarter of 2022, a $48.7 million decrease compared to the fourth quarter of 2021.
Brokerage and trading revenue decreased $41.9 million to a net loss of $27.1 million. Beginning in the second quarter of 2021, to meet customer demand in response to expected tightening by the Federal Reserve and increasing rates, we increased the trading volume of short duration, low coupon U.S. government agency residential mortgage-backed securities. These actions led to record trading revenues in the third quarter of 2021. As inflation pressure increased in the first quarter of 2022 and the conflict in Ukraine intensified, fixed income markets were disrupted reducing the demand for these securities. As of March 31, 2022, we have reduced our exposure to these securities by approximately 70 percent compared to December 31, 2021. Customer hedging revenue increased $1.8 million, primarily related to interest rate contracts, partially offset by a decline in energy contracts. Investment banking revenue decreased $3.9 million, largely due to the timing of syndication activity.
Mortgage banking revenue decreased $4.6 million compared to the prior quarter due to lower loan production volume combined with narrowing margins. Interest rate volatility and continued inventory shortages have resulted in fewer refinance opportunities and heightened competitive pricing pressure. Mortgage loan production volume decreased $93 million to $408 million. Production revenue as a percentage of production volume, which includes unrealized gains and losses on our mortgage commitment pipeline and related hedges, decreased 76 basis points to 1.24 percent.

Other gains and losses, net decreased $7.7 million compared to the prior quarter, primarily related to the change in fair value of the rabbi trust investments, which is offset by a decrease in related deferred compensation expense.

Operating Expense
Total operating expense was $277.6 million for the first quarter of 2022, a decrease of $21.9 million compared to the fourth quarter of 2021.
Personnel expense decreased $15.2 million. Cash-based incentive compensation expense decreased $11.2 million from elevated levels in the fourth quarter of 2021. Deferred compensation expense, which is largely offset by a decrease in the value of related rabbi trust investments, decreased $4.2 million. Share-based incentive compensation expense decreased $3.8 million resulting from changes in vesting assumptions. Employee benefits expense increased $3.2 million due to a seasonal increase in payroll taxes and retirement plan costs, partially offset by a decrease in employee healthcare costs.
Non-personnel expense decreased $6.6 million compared to the fourth quarter of 2021. The fourth quarter of 2021 included a $5.0 million charitable donation to the BOKF Foundation that did not recur in the first quarter of 2022. Decreases in professional fees and services expense and other expense were partially offset by an increase in net occupancy and equipment expense.

Loans, Deposits and Capital
Loans
Outstanding loans were $20.7 billion at March 31, 2022, a $469 million increase compared to December 31, 2021 due to growth in both commercial and commercial real estate loans.
Outstanding commercial loan balances increased $377 million compared to December 31, 2021, led by growth in energy and general business loans. Although the primary source of repayment of our commercial loan portfolio is the ongoing cash flow from operations of the customer's business, loans are generally governed by a borrowing base and secured by the customer’s assets.
Energy loan balances increased $191 million to $3.2 billion or 15 percent of total loans. The majority of this portfolio is first lien, senior secured, reserve-based lending to oil and gas producers, which we believe is the lowest risk form of energy lending. Approximately 72 percent of committed production loans are secured by properties primarily producing oil. The remaining 28 percent is secured by properties primarily producing natural gas. Unfunded energy loan commitments were $3.0 billion at March 31, 2022, an increase of $23 million over December 31, 2021.
General business loans increased $175 million to $2.9 billion or 14 percent of total loans. General business loans include $1.5 billion of wholesale/retail loans and $1.4 billion of loans from other commercial industries.
Healthcare sector loan balances increased $27 million compared to the prior quarter, totaling $3.4 billion or 17 percent of total loans. Our healthcare sector loans primarily consist of $2.7 billion of senior housing and care facilities, including independent living, assisted living and skilled nursing. Generally we loan to borrowers with a portfolio of multiple facilities, which serves to help diversify risks specific to a single facility.

Services sector loan balances decreased $16 million to $3.4 billion or 16 percent of total loans. Services loans consist of a large number of loans to a variety of businesses, including Native American tribal and state and local municipal government entities, Native American tribal casino operations, foundations and not-for-profit organizations, educational services and specialty trade contractors.
Commercial real estate loan balances increased $270 million compared to December 31, 2021 and represent 20 percent of total loans at March 31, 2022. Loans secured by industrial facilities increased $146 million to $912 million. Multifamily residential loans increased $81 million to $867 million at March 31, 2022. Loans secured by office facilities increased $57 million to $1.1 billion.
PPP loan balances decreased $139 million to $137 million or less than 1 percent of total loans. PPP loan balances have decreased $2.0 billion since their peak in the third quarter of 2020.
Loans to individuals decreased $39 million and represent 17 percent of total loans at March 31, 2022. Personal loans decreased $8.4 million while residential mortgage loans guaranteed by U.S. government agencies decreased $32 million, largely due to the re-sale of loans previously sold into GNMA mortgage pools that the company repurchased when certain defined delinquency criteria were met. Many loans repurchased during the pandemic have since been cured and meet the re-sale qualifications. The balance of these loans peaked in the second quarter of 2021 at $421 million and since have been reduced by a total of $98 million.
Deposits
Period-end deposits totaled $39.4 billion at March 31, 2022, a $1.8 billion decrease compared to December 31, 2021 due to expected seasonal activity. Interest-bearing transaction account balances decreased by $1.6 billion. Period-end Commercial Banking deposits decreased $909 million and Wealth Management deposits reduced $1.2 billion while Consumer Banking deposits grew $208 million. Average deposits were $40.4 billion at March 31, 2022, a $560 million increase compared to December 31, 2021. Interest-bearing transaction account balances increased $437 million and demand deposit account balances increased $243 million.
Capital
The company's common equity Tier 1 capital ratio was 11.30 percent at March 31, 2022. In addition, the company's Tier 1 capital ratio was 11.31 percent, total capital ratio was 12.25 percent, and leverage ratio was 8.47 percent at March 31, 2022. We have elected to delay the regulatory capital impact of the transition of the allowance for credit losses from the incurred loss methodology to CECL for two years, followed by a three-year transition period. This election added 11 basis points to the company's common equity tier 1 capital ratio at March 31. At December 31, 2021, the company's common equity Tier 1 capital ratio was 12.24 percent, Tier 1 capital ratio was 12.25 percent, total capital ratio was 13.29 percent, and leverage ratio was 8.55 percent.
The company's tangible common equity ratio, a non-GAAP measure, was 8.13 percent at March 31, 2022 and 8.61 percent at December 31, 2021. This decrease is primarily due to unrealized losses related to available for sale securities. The tangible common equity ratio is primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities. The company has elected to exclude unrealized gains and losses from available for sale securities from its calculation of Tier 1 capital for regulatory capital purposes, consistent with the treatment under the previous capital rules.

The company repurchased 475,877 shares of common stock at an average price of $101.02 a share in the first quarter of 2022. We view share buybacks opportunistically, but within the context of maintaining our strong capital position.

Credit Quality
Expected credit losses on assets carried at amortized cost are recognized over their projected lives based on models that measure the probability of default and loss given default over a 12-month reasonable and supportable forecast period. Our models incorporate base case, downside and upside macroeconomic variables such as real gross domestic product ("GDP") growth, civilian unemployment rate and West Texas Intermediate ("WTI") oil prices on a probability weighted basis.
No provision for credit losses was necessary for the first quarter of 2022. Changes in our reasonable and supportable forecasts of macroeconomic variables resulted in a $7.3 million decrease in the allowance for credit losses related to lending activities. Continued strength in commodity prices was partially offset by changes in our economic outlook. Changes in loan portfolio characteristics, primarily related to growth in loan balances resulted in a $6.6 million increase in the allowance for credit losses related to lending activities. Continued improvements in credit quality metrics were offset by net charge-offs and changes in specific impairment and payment profile characteristics.
Our base case reasonable and supportable forecast assumes inflation peaks in the second quarter of 2022 and begins to normalize thereafter. We expect the Russian-Ukraine conflict remains isolated and conditions improve by mid-year 2022. We expect a 2.2 percent increase in GDP over the next twelve months as labor force participants will continue to re-enter the job market to help meet record job openings. This increase in employment helps maintain household income above its pre-pandemic trend and supports consumer spending and GDP growth consistent with pre-pandemic levels. Our forecasted civilian unemployment rate is 3.9 percent for the second quarter of 2022, improving to 3.8 percent by the first quarter of 2023. Our base case also assumes the Federal Reserve begins balance sheet reduction in mid-year 2022 and increases federal funds rates at each meeting through March 2023, which results in a target range of 2.75 percent to 3.00 percent. WTI oil prices are projected to generally follow the NYMEX forward curve that existed at the end of March 2022, averaging $94.98 per barrel over the next twelve months.
The probability weighting of our base case reasonable and supportable forecast decreased to 60 percent in the first quarter of 2022 compared to 65 percent in the fourth quarter of 2021 as the level of uncertainty in economic forecasts increased. Our downside case, probability weighted at 30 percent, assumes the Russia-Ukraine conflict persists through 2022, but does remain isolated. Additional surges in commodity prices and exacerbated supply chain dislocations create higher levels of inflation forcing the Federal Reserve to adopt a more aggressive monetary policy to combat the inflationary environment. This results in a federal funds target range of 4.00 percent to 4.25 percent. This pushes the United States into a recession with a contraction in economic activity and a sharp increase in the unemployment rate. Real GDP is expected to contract 1.3 percent over the next four quarters in this scenario. WTI oil prices are projected to average $109.67 per barrel over the next twelve months in this scenario.
At March 31, 2022, the allowance for loan losses totaled $246 million or 1.19 percent of outstanding loans and 230 percent of nonaccruing loans excluding residential mortgage loans guaranteed by U.S. government agencies. The combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $283 million or 1.37 percent of outstanding loans and 264 percent of nonaccruing loans at March 31, 2022.

At December 31, 2021, the allowance for loan losses was $256 million or 1.27 percent of outstanding loans and 213 percent of nonaccruing loans excluding loans guaranteed by U.S. government agencies. The combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $289 million or 1.43 percent of outstanding loans and 241 percent of nonaccruing loans.
Nonperforming assets totaled $353 million or 1.70 percent of outstanding loans and repossessed assets at March 31, 2022, compared to $369 million or 1.83 percent at December 31, 2021. Nonperforming assets that are not guaranteed by U.S. government agencies totaled $132 million or 0.65 percent of outstanding loans and repossessed assets at March 31, 2022, compared to $145 million or 0.74 percent at December 31, 2021.
Nonaccruing loans were $124 million or 0.60 percent of outstanding loans at March 31, 2022. Nonaccruing commercial loans totaled $60 million or 0.47 percent of outstanding commercial loans. Nonaccruing commercial real estate loans totaled $16 million or 0.39 percent of outstanding commercial real estate loans. Nonaccruing loans to individuals totaled $48 million or 1.35 percent of outstanding loans to individuals.
Nonaccruing loans decreased $9.8 million compared to December 31, 2021 primarily related to nonaccruing general business and energy loans. New nonaccruing loans identified in the first quarter totaled $12 million, offset by $14 million in payments received and $7.8 million in gross charge-offs.
Potential problem loans, which are defined as performing loans that, based on known information, cause management concern as to the borrowers' ability to continue to perform, totaled $169 million at March 31, 2022, down from $222 million at December 31. Potential problem energy loans decreased $37 million. Potential problem commercial real estate loans decreased $8.8 million and potential problem services loans decreased $6.1 million.
Net charge-offs were $6.0 million or 0.12 percent of average loans on an annualized basis for the first quarter of 2022. Net charge-offs were 0.14 percent of average loans over the last four quarters. Net recoveries were $714 thousand or (0.01) percent of average loans on an annualized basis for the fourth quarter of 2021. Gross charge-offs were $7.8 million for the first quarter compared to $6.6 million for the previous quarter. Recoveries totaled $1.8 million for the first quarter of 2022 and $7.3 million for the fourth quarter of 2021.

Securities and Derivatives
The fair value of the available for sale securities portfolio totaled $12.9 billion at March 31, 2022, a $263 million decrease compared to December 31, 2021. At March 31, 2022, the available for sale securities portfolio consisted primarily of $7.6 billion of residential mortgage-backed securities fully backed by U.S. government agencies and $4.4 billion of commercial mortgage-backed securities fully backed by U.S. government agencies. At March 31, 2022, the available for sale securities portfolio had a net unrealized loss of $547 million compared to a net unrealized gain of $93 million at December 31, 2021.
The company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts as an economic hedge of the changes in the fair value of our mortgage servicing rights. This portfolio of fair value option securities increased $141 million to $185 million at March 31, 2022 as hedges that were previously held as derivatives were settled into the fair value option securities portfolio.

The net fair values of derivative contracts, before consideration of cash margin, totaled $2.7 billion at March 31, 2022, a $1.6 billion increase compared to December 31, 2021. Energy contracts increased $1.3 billion driven by recent increases in oil and gas prices.
The net cost of the changes in the fair value of mortgage servicing rights and related economic hedges was $8.4 million during the first quarter of 2022, including a $57.9 million decrease in the fair value of securities and derivative contracts held as an economic hedge, $49.1 million increase in the fair value of mortgage servicing rights, and $383 thousand of related net interest revenue.

Conference Call and Webcast
The company will hold a conference call at 9 a.m. Central time on Wednesday, April 27, 2022 to discuss the financial results with investors. The live audio webcast and presentation slides will be available on the company’s website at www.bokf.com. The conference call can also be accessed by dialing 1-201-689-8471. A conference call and webcast replay will also be available shortly after conclusion of the live call at www.bokf.com or by dialing 1-844-512-2921 and referencing conference ID # 13728424.

About BOK Financial Corporation
BOK Financial Corporation is a $47 billion regional financial services company headquartered in Tulsa, Oklahoma with $101 billion in assets under management and administration. The company's stock is publicly traded on NASDAQ under the Global Select market listings (BOKF). BOK Financial Corporation's holdings include BOKF, NA; BOK Financial Securities, Inc., BOK Financial Private Wealth, Inc. and BOK Financial Insurance, Inc. BOKF, NA's holdings include TransFund, Cavanal Hill Investment Management, Inc. and BOK Financial Asset Management, Inc. BOKF, NA operates banking divisions across eight states as: Bank of Albuquerque; Bank of Oklahoma; Bank of Texas; and BOK Financial in Arizona, Arkansas, Colorado, Kansas and Missouri; as well as having limited purpose offices in Nebraska, Wisconsin and Connecticut. Through its subsidiaries, BOK Financial Corporation provides commercial and consumer banking, brokerage trading, investment, trust and insurance services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
The company will continue to evaluate critical assumptions and estimates, such as the appropriateness of the allowance for credit losses and asset impairment as of March 31, 2022 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corporation, the financial services industry, the economy generally and the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of the government, consumers, and others, on our business, financial condition and results of operations. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “will,” “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses, allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. Assessments that acquisitions and growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These various forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in government, consumer or business responses to, and ability to treat or prevent further outbreak of the COVID-19 pandemic, changes in commodity prices, interest rates and interest rate relationships, inflation, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. BOK Financial Corporation and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

                                                Exhibit 99.1(b)

BALANCE SHEETS -- UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	Mar. 31, 2022	Dec. 31, 2021
ASSETS
Cash and due from banks	$767,805	$712,067
Interest-bearing cash and cash equivalents	599,976	2,125,343
Trading securities	4,891,096	9,136,813
Investment securities, net of allowance	183,824	210,444
Available for sale securities	12,894,534	13,157,817
Fair value option securities	185,003	43,770
Restricted equity securities	77,389	83,113
Residential mortgage loans held for sale	169,474	192,295
Loans:
Commercial	12,883,189	12,506,465
Commercial real estate	4,100,956	3,831,325
Paycheck protection program	137,365	276,341
Loans to individuals	3,552,919	3,591,549
Total loans	20,674,429	20,205,680
Allowance for loan losses	(246,473)	(256,421)
Loans, net of allowance	20,427,956	19,949,259
Premises and equipment, net	574,786	574,148
Receivables	238,694	223,021
Goodwill	1,044,749	1,044,749
Intangible assets, net	87,761	91,778
Mortgage servicing rights	209,563	163,198
Real estate and other repossessed assets, net	24,492	24,589
Derivative contracts, net	2,680,207	1,097,297
Cash surrender value of bank-owned life insurance	407,763	405,607
Receivable on unsettled securities sales	229,404	56,172
Other assets	1,132,031	957,951
TOTAL ASSETS	$46,826,507	$50,249,431

LIABILITIES AND EQUITY
Deposits:
Demand	$15,242,341	$15,344,423
Interest-bearing transaction	21,689,829	23,268,573
Savings	979,365	924,735
Time	1,514,416	1,704,328
Total deposits	39,425,951	41,242,059
Funds purchased and repurchase agreements	1,068,329	2,326,449
Other borrowings	36,246	36,753
Subordinated debentures	131,209	131,226
Accrued interest, taxes and expense	238,048	273,041
Due on unsettled securities purchases	81,016	160,686
Derivative contracts, net	557,834	275,625
Other liabilities	434,350	435,221
TOTAL LIABILITIES	41,972,983	44,881,060
Shareholders' equity:
Capital, surplus and retained earnings	5,267,408	5,291,361
Accumulated other comprehensive gain (loss)	(417,826)	72,371
TOTAL SHAREHOLDERS' EQUITY	4,849,582	5,363,732
Non-controlling interests	3,942	4,639
TOTAL EQUITY	4,853,524	5,368,371
TOTAL LIABILITIES AND EQUITY	$46,826,507	$50,249,431

AVERAGE BALANCE SHEETS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Three Months Ended
	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021
ASSETS
Interest-bearing cash and cash equivalents	$1,050,409	$1,208,552	$682,788	$659,312	$711,047
Trading securities	8,537,390	9,260,778	7,617,236	7,430,217	6,963,617
Investment securities, net of allowance	195,198	213,188	218,117	221,401	237,313
Available for sale securities	13,092,422	13,247,607	13,446,095	13,243,542	13,433,767
Fair value option securities	75,539	46,458	56,307	64,864	104,662
Restricted equity securities	164,484	137,874	245,485	208,692	189,921
Residential mortgage loans held for sale	179,697	163,433	167,620	218,200	207,013
Loans:
Commercial	12,677,706	12,401,935	12,231,230	12,402,925	12,908,461
Commercial real estate	4,059,148	3,838,336	4,218,190	4,395,848	4,547,945
Paycheck protection program	210,110	404,261	792,728	1,668,047	1,741,534
Loans to individuals	3,516,698	3,598,121	3,606,460	3,700,269	3,559,067
Total loans	20,463,662	20,242,653	20,848,608	22,167,089	22,757,007
Allowance for loan losses	(254,191)	(271,794)	(306,125)	(345,269)	(382,734)
Loans, net of allowance	20,209,471	19,970,859	20,542,483	21,821,820	22,374,273
Total earning assets	43,504,610	44,248,749	42,976,131	43,868,048	44,221,613
Cash and due from banks	790,440	783,670	766,688	763,393	760,691
Derivative contracts, net	2,126,282	1,441,869	1,501,736	1,022,137	873,712
Cash surrender value of bank-owned life insurance	406,379	404,149	401,926	401,760	399,830
Receivable on unsettled securities sales	375,616	585,901	632,539	716,700	735,482
Other assets	3,357,747	3,139,718	3,220,129	3,424,884	3,319,305
TOTAL ASSETS	$50,561,074	$50,604,056	$49,499,149	$50,196,922	$50,310,633

LIABILITIES AND EQUITY
Deposits:
Demand	$15,062,282	$14,818,841	$13,670,656	$13,189,954	$12,312,629
Interest-bearing transaction	22,763,479	22,326,401	21,435,736	21,491,145	21,433,406
Savings	947,407	909,131	888,011	872,618	789,656
Time	1,589,039	1,747,715	1,839,983	1,936,510	1,986,425
Total deposits	40,362,207	39,802,088	37,834,386	37,490,227	36,522,116
Funds purchased and repurchase agreements	2,004,466	2,893,128	1,448,800	1,790,490	2,830,378
Other borrowings	1,148,440	880,837	2,546,083	3,608,369	3,392,346
Subordinated debentures	131,228	131,224	214,654	276,034	276,015
Derivative contracts, net	682,435	320,757	434,334	366,202	428,488
Due on unsettled securities purchases	519,097	629,642	957,538	701,495	915,410
Other liabilities	565,350	578,091	619,913	634,460	671,715
TOTAL LIABILITIES	45,413,223	45,235,767	44,055,708	44,867,277	45,036,468
Total equity	5,147,851	5,368,289	5,443,441	5,329,645	5,274,165
TOTAL LIABILITIES AND EQUITY	$50,561,074	$50,604,056	$49,499,149	$50,196,922	$50,310,633

STATEMENTS OF EARNINGS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2022	2021

Interest revenue	$283,099	$298,239
Interest expense	14,688	17,819
Net interest revenue	268,411	280,420
Provision for credit losses	—	(25,000)
Net interest revenue after provision for credit losses	268,411	305,420
Other operating revenue:
Brokerage and trading revenue	(27,079)	20,782
Transaction card revenue	24,216	22,430
Fiduciary and asset management revenue	46,399	41,322
Deposit service charges and fees	27,004	24,209
Mortgage banking revenue	16,650	37,113
Other revenue	10,445	16,296
Total fees and commissions	97,635	162,152
Other gains (losses), net	(1,644)	10,121
Loss on derivatives, net	(46,981)	(27,650)
Loss on fair value option securities, net	(11,201)	(1,910)
Change in fair value of mortgage servicing rights	49,110	33,874
Gain on available for sale securities, net	937	467
Total other operating revenue	87,856	177,054
Other operating expense:
Personnel	159,228	173,010
Business promotion	6,513	2,154
Charitable contributions to BOKF Foundation	—	4,000
Professional fees and services	11,413	11,980
Net occupancy and equipment	30,855	26,662
Insurance	4,283	4,620
Data processing and communications	39,836	37,467
Printing, postage and supplies	3,689	3,440
Amortization of intangible assets	3,964	4,807
Mortgage banking costs	7,877	13,943
Other expense	9,960	13,701
Total other operating expense	277,618	295,784

Net income before taxes	78,649	186,690
Federal and state income taxes	16,197	42,382

Net income	62,452	144,308
Net loss attributable to non-controlling interests	(36)	(1,752)
Net income attributable to BOK Financial Corporation shareholders	$62,488	$146,060

Average shares outstanding:
Basic	67,812,400	69,137,375
Diluted	67,813,851	69,141,710

Net income per share:
Basic	$0.91	$2.10
Diluted	$0.91	$2.10

FINANCIAL HIGHLIGHTS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and share data)

	Three Months Ended
	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021
Capital:
Period-end shareholders' equity	$4,849,582	$5,363,732	$5,388,973	$5,332,977	$5,239,462
Risk weighted assets	$37,160,258	$34,575,277	$33,916,456	$33,824,860	$32,623,108
Risk-based capital ratios:
Common equity tier 1	11.30%	12.24%	12.26%	11.95%	12.14%
Tier 1	11.31%	12.25%	12.29%	12.01%	12.21%
Total capital	12.25%	13.29%	13.38%	13.61%	13.98%
Leverage ratio	8.47%	8.55%	8.77%	8.58%	8.42%
Tangible common equity ratio[1]	8.13%	8.61%	9.28%	9.09%	8.82%

Common stock:
Book value per share	$71.21	$78.34	$78.56	$77.20	$75.33
Tangible book value per share	$54.58	$61.74	$61.93	$60.50	$58.67
Market value per share:
High	$119.59	$110.21	$92.97	$93.00	$98.95
Low	$93.76	$89.01	$77.20	$83.59	$67.57
Cash dividends paid	$36,093	$36,256	$35,725	$35,925	$36,038
Dividend payout ratio	57.76%	30.90%	18.97%	21.59%	24.67%
Shares outstanding, net	68,104,043	68,467,772	68,596,764	69,078,458	69,557,873
Stock buy-back program:
Shares repurchased	475,877	128,522	478,141	492,994	260,000
Amount	$48,074	$13,426	$40,644	$43,797	$20,071
Average price per share	$101.02	$104.46	$85.00	$88.84	$77.20

Performance ratios (quarter annualized):
Return on average assets	0.50%	0.92%	1.51%	1.33%	1.18%
Return on average equity	4.93%	8.68%	13.78%	12.58%	11.28%
Net interest margin	2.44%	2.52%	2.66%	2.60%	2.62%
Efficiency ratio	75.07%	70.14%	61.23%	64.20%	66.26%

Reconciliation of non-GAAP measures:
[1] Tangible common equity ratio:
Total shareholders' equity	$4,849,582	$5,363,732	$5,388,973	$5,332,977	$5,239,462
Less: Goodwill and intangible assets, net	1,132,510	1,136,527	1,140,935	1,153,785	1,158,676
Tangible common equity	$3,717,072	$4,227,205	$4,248,038	$4,179,192	$4,080,786

Total assets	$46,826,507	$50,249,431	$46,923,409	$47,154,375	$47,442,513
Less: Goodwill and intangible assets, net	1,132,510	1,136,527	1,140,935	1,153,785	1,158,676
Tangible assets	$45,693,997	$49,112,904	$45,782,474	$46,000,590	$46,283,837

Tangible common equity ratio	8.13%	8.61%	9.28%	9.09%	8.82%

	Three Months Ended
	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021
Pre-provision net revenue:
Net income before taxes	$78,649	$152,025	$241,782	$215,603	$186,690
Provision for expected credit losses	—	(17,000)	(23,000)	(35,000)	(25,000)
Net income (loss) attributable to non-controlling interests	(36)	(129)	(601)	686	(1,752)
Pre-provision net revenue	$78,685	$135,154	$219,383	$179,917	$163,442

Other data:
Tax equivalent interest	$1,973	$2,104	$2,217	$2,320	$2,301
Net unrealized gain (loss) on available for sale securities	$(546,598)	$93,381	$221,487	$297,267	$290,217

Mortgage banking:
Mortgage production revenue	$5,055	$10,018	$15,403	$10,004	$25,287

Mortgage loans funded for sale	$418,866	$568,507	$652,336	$754,893	$843,053
Add: current period-end outstanding commitments	160,260	171,412	239,066	276,154	387,465
Less: prior period end outstanding commitments	171,412	239,066	276,154	387,465	380,637
Total mortgage production volume	$407,714	$500,853	$615,248	$643,582	$849,881

Mortgage loan refinances to mortgage loans funded for sale	45%	51%	48%	48%	65%
Realized margin on funded mortgage loans	1.64%	2.34%	2.48%	2.75%	3.10%
Production revenue as a percentage of production volume	1.24%	2.00%	2.50%	1.55%	2.98%

Mortgage servicing revenue	$11,595	$11,260	$10,883	$11,215	$11,826
Average outstanding principal balance of mortgage loans serviced for others	16,155,329	15,930,480	14,899,306	15,065,173	15,723,231
Average mortgage servicing revenue rates	0.29%	0.28%	0.29%	0.30%	0.31%

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on mortgage hedge derivative contracts, net	$(46,694)	$(4,862)	$(5,829)	$18,764	$(27,705)
Gain (loss) on fair value option securities, net	(11,201)	1,418	(120)	(1,627)	(1,910)
Gain (loss) on economic hedge of mortgage servicing rights	(57,895)	(3,444)	(5,949)	17,137	(29,615)
Gain (loss) on changes in fair value of mortgage servicing rights	49,110	7,859	12,945	(13,041)	33,874
Gain (loss) on changes in fair value of mortgage servicing rights, net of economic hedges, included in other operating revenue	(8,785)	4,415	6,996	4,096	4,259
Net interest revenue on fair value option securities[2]	383	259	286	341	393
Total economic benefit (cost) of changes in the fair value of mortgage servicing rights, net of economic hedges	$(8,402)	$4,674	$7,282	$4,437	$4,652
2     Actual interest earned on fair value option securities less internal transfer-priced cost of funds.

QUARTERLY EARNINGS TREND -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and per share data)

	Three Months Ended
	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021

Interest revenue	$283,099	$292,334	$293,463	$295,893	$298,239
Interest expense	14,688	15,257	13,236	15,584	17,819
Net interest revenue	268,411	277,077	280,227	280,309	280,420
Provision for credit losses	—	(17,000)	(23,000)	(35,000)	(25,000)
Net interest revenue after provision for credit losses	268,411	294,077	303,227	315,309	305,420
Other operating revenue:
Brokerage and trading revenue	(27,079)	14,869	47,930	29,408	20,782
Transaction card revenue	24,216	24,998	24,632	24,923	22,430
Fiduciary and asset management revenue	46,399	46,872	45,248	44,832	41,322
Deposit service charges and fees	27,004	26,718	27,429	25,861	24,209
Mortgage banking revenue	16,650	21,278	26,286	21,219	37,113
Other revenue	10,445	11,586	18,896	23,172	16,296
Total fees and commissions	97,635	146,321	190,421	169,415	162,152
Other gains (losses), net	(1,644)	6,081	31,091	16,449	10,121
Gain (loss) on derivatives, net	(46,981)	(4,788)	(5,760)	18,820	(27,650)
Gain (loss) on fair value option securities, net	(11,201)	1,418	(120)	(1,627)	(1,910)
Change in fair value of mortgage servicing rights	49,110	7,859	12,945	(13,041)	33,874
Gain on available for sale securities, net	937	552	1,255	1,430	467
Total other operating revenue	87,856	157,443	229,832	191,446	177,054
Other operating expense:
Personnel	159,228	174,474	175,863	172,035	173,010
Business promotion	6,513	6,452	4,939	2,744	2,154
Charitable contributions to BOKF Foundation	—	5,000	—	—	4,000
Professional fees and services	11,413	14,129	12,436	12,361	11,980
Net occupancy and equipment	30,855	26,897	28,395	26,633	26,662
Insurance	4,283	3,889	3,712	3,660	4,620
Data processing and communications	39,836	39,358	38,371	36,418	37,467
Printing, postage and supplies	3,689	2,935	3,558	4,285	3,440
Amortization of intangible assets	3,964	4,438	4,488	4,578	4,807
Mortgage banking costs	7,877	8,667	8,962	11,126	13,943
Other expense	9,960	13,256	10,553	17,312	13,701
Total other operating expense	277,618	299,495	291,277	291,152	295,784
Net income before taxes	78,649	152,025	241,782	215,603	186,690
Federal and state income taxes	16,197	34,836	54,061	48,496	42,382
Net income	62,452	117,189	187,721	167,107	144,308
Net income (loss) attributable to non-controlling interests	(36)	(129)	(601)	686	(1,752)
Net income attributable to BOK Financial Corporation shareholders	$62,488	$117,318	$188,322	$166,421	$146,060

Average shares outstanding:
Basic	67,812,400	68,069,160	68,359,125	68,815,666	69,137,375
Diluted	67,813,851	68,070,910	68,360,871	68,817,442	69,141,710
Net income per share:
Basic	$0.91	$1.71	$2.74	$2.40	$2.10
Diluted	$0.91	$1.71	$2.74	$2.40	$2.10

LOANS TREND -- UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021
Commercial:
Healthcare	$3,441,732	$3,414,940	$3,347,641	$3,381,261	$3,290,758
Services	3,351,495	3,367,193	3,323,422	3,389,756	3,421,948
Energy	3,197,667	3,006,884	2,814,059	3,011,331	3,202,488
General business	2,892,295	2,717,448	2,690,018	2,690,559	2,742,590
Total commercial	12,883,189	12,506,465	12,175,140	12,472,907	12,657,784

Commercial real estate:
Office	1,097,516	1,040,963	1,030,755	1,073,346	1,094,060
Industrial	911,928	766,125	890,316	824,577	789,437
Multifamily	867,288	786,404	875,586	964,824	1,227,915
Retail	667,561	679,917	766,402	784,445	787,648
Residential construction and land development	120,506	120,016	118,416	128,939	119,079
Other commercial real estate	436,157	437,900	435,417	470,861	485,208
Total commercial real estate	4,100,956	3,831,325	4,116,892	4,246,992	4,503,347

Paycheck protection program	137,365	276,341	536,052	1,121,583	1,848,550

Loans to individuals:
Residential mortgage	1,723,506	1,722,170	1,747,243	1,772,627	1,797,478
Residential mortgages guaranteed by U.S. government agencies	322,581	354,173	376,986	413,806	420,051
Personal	1,506,832	1,515,206	1,395,623	1,388,534	1,306,637
Total loans to individuals	3,552,919	3,591,549	3,519,852	3,574,967	3,524,166

Total	$20,674,429	$20,205,680	$20,347,936	$21,416,449	$22,533,847

LOANS MANAGED BY PRINCIPAL MARKET AREA -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021

Texas:
Commercial	$6,254,883	$6,068,700	$5,815,562	$5,690,901	$5,748,345
Commercial real estate	1,345,105	1,253,439	1,383,871	1,403,751	1,511,714
Paycheck protection program	31,242	81,654	115,623	342,933	537,899
Loans to individuals	957,320	942,982	901,121	885,619	848,194
Total Texas	8,588,550	8,346,775	8,216,177	8,323,204	8,646,152

Oklahoma:
Commercial	2,883,663	2,633,014	2,590,887	2,840,560	2,975,477
Commercial real estate	552,310	546,021	552,184	552,673	597,840
Paycheck protection program	52,867	69,817	192,474	242,880	468,002
Loans to individuals	1,977,886	2,024,404	2,014,099	2,063,419	2,043,705
Total Oklahoma	5,466,726	5,273,256	5,349,644	5,699,532	6,085,024

Colorado:
Commercial	1,977,773	1,936,149	1,874,613	1,904,182	1,910,826
Commercial real estate	480,740	470,937	526,653	656,521	777,786
Paycheck protection program	28,584	82,781	140,470	299,712	436,540
Loans to individuals	236,125	256,533	249,298	262,796	264,759
Total Colorado	2,723,222	2,746,400	2,791,034	3,123,211	3,389,911

Arizona:
Commercial	1,074,551	1,130,798	1,194,801	1,239,270	1,207,089
Commercial real estate	719,970	674,309	734,174	705,497	667,766
Paycheck protection program	11,644	21,594	42,815	104,946	208,481
Loans to individuals	190,746	186,528	182,506	178,481	179,031
Total Arizona	1,996,911	2,013,229	2,154,296	2,228,194	2,262,367

Kansas/Missouri:
Commercial	334,371	338,697	336,414	388,291	421,974
Commercial real estate	436,740	382,761	408,001	406,055	395,590
Paycheck protection program	2,595	4,718	6,920	41,954	60,741
Loans to individuals	121,247	110,889	100,920	103,092	104,954
Total Kansas/Missouri	894,953	837,065	852,255	939,392	983,259

New Mexico:
Commercial	262,533	306,964	287,695	304,804	307,395
Commercial real estate	504,632	442,128	437,302	437,996	448,298
Paycheck protection program	9,713	13,510	31,444	86,716	124,059
Loans to individuals	63,299	63,930	66,651	68,177	70,491
Total New Mexico	840,177	826,532	823,092	897,693	950,243

Arkansas:
Commercial	95,415	92,143	75,168	104,899	86,678
Commercial real estate	61,459	61,730	74,707	84,499	104,353
Paycheck protection program	720	2,267	6,306	2,442	12,828
Loans to individuals	6,296	6,283	5,257	13,383	13,032
Total Arkansas	163,890	162,423	161,438	205,223	216,891

TOTAL BOK FINANCIAL	$20,674,429	$20,205,680	$20,347,936	$21,416,449	$22,533,847
Loans attributed to a principal market may not always represent the location of the borrower or the collateral.

DEPOSITS BY PRINCIPAL MARKET AREA -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021
Oklahoma:
Demand	$5,205,806	$5,433,405	$5,080,162	$4,985,542	$4,823,436
Interest-bearing:
Transaction	11,410,709	12,689,367	11,692,679	12,065,844	12,828,070
Savings	558,634	521,439	510,906	500,344	487,862
Time	817,744	978,822	1,039,866	1,139,980	1,197,517
Total interest-bearing	12,787,087	14,189,628	13,243,451	13,706,168	14,513,449
Total Oklahoma	17,992,893	19,623,033	18,323,613	18,691,710	19,336,885

Texas:
Demand	4,552,001	4,552,983	3,987,503	3,752,790	3,592,969
Interest-bearing:
Transaction	4,963,118	5,345,461	4,985,465	4,335,113	4,257,234
Savings	182,536	178,458	165,043	160,805	154,406
Time	329,931	337,559	337,389	346,577	368,086
Total interest-bearing	5,475,585	5,861,478	5,487,897	4,842,495	4,779,726
Total Texas	10,027,586	10,414,461	9,475,400	8,595,285	8,372,695

Colorado:
Demand	2,673,352	2,526,855	2,158,596	1,991,343	2,115,354
Interest-bearing:
Transaction	2,387,304	2,334,371	2,337,354	2,159,819	2,100,135
Savings	81,762	78,636	79,873	73,990	73,446
Time	165,401	174,351	184,002	193,787	204,973
Total interest-bearing	2,634,467	2,587,358	2,601,229	2,427,596	2,378,554
Total Colorado	5,307,819	5,114,213	4,759,825	4,418,939	4,493,908

New Mexico:
Demand	1,271,264	1,196,057	1,222,895	1,197,412	1,131,713
Interest-bearing:
Transaction	888,257	858,394	837,630	723,757	736,923
Savings	115,457	107,963	107,615	105,837	103,591
Time	156,140	163,871	168,879	174,665	181,863
Total interest-bearing	1,159,854	1,130,228	1,114,124	1,004,259	1,022,377
Total New Mexico	2,431,118	2,326,285	2,337,019	2,201,671	2,154,090

Arizona:
Demand	947,775	934,282	1,110,884	943,511	915,439
Interest-bearing:
Transaction	810,896	834,491	784,614	820,901	835,795
Savings	18,122	16,182	16,468	13,496	13,235
Time	27,259	31,274	30,862	30,012	30,997
Total interest-bearing	856,277	881,947	831,944	864,409	880,027
Total Arizona	1,804,052	1,816,229	1,942,828	1,807,920	1,795,466

	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021
Kansas/Missouri:
Demand	553,345	658,342	488,595	463,339	478,370
Interest-bearing:
Transaction	1,107,525	1,086,946	965,757	978,160	991,510
Savings	19,589	18,844	17,303	17,539	18,686
Time	11,527	12,255	13,040	13,509	13,898
Total interest-bearing	1,138,641	1,118,045	996,100	1,009,208	1,024,094
Total Kansas/Missouri	1,691,986	1,776,387	1,484,695	1,472,547	1,502,464

Arkansas:
Demand	38,798	42,499	41,594	46,472	45,889
Interest-bearing:
Transaction	122,020	119,543	149,611	195,125	141,207
Savings	3,265	3,213	3,289	3,445	3,000
Time	6,414	6,196	6,677	6,819	7,022
Total interest-bearing	131,699	128,952	159,577	205,389	151,229
Total Arkansas	170,497	171,451	201,171	251,861	197,118

TOTAL BOK FINANCIAL	$39,425,951	$41,242,059	$38,524,551	$37,439,933	$37,852,626

NET INTEREST MARGIN TREND -- UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended
	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021

TAX-EQUIVALENT ASSETS YIELDS
Interest-bearing cash and cash equivalents	0.18%	0.16%	0.14%	0.10%	0.10%
Trading securities	1.71%	1.89%	2.04%	1.95%	2.06%
Investment securities, net of allowance	5.07%	4.99%	5.02%	5.01%	4.88%
Available for sale securities	1.77%	1.72%	1.80%	1.85%	1.84%
Fair value option securities	2.81%	2.71%	2.62%	2.60%	1.95%
Restricted equity securities	2.69%	2.98%	2.55%	3.36%	2.86%
Residential mortgage loans held for sale	3.11%	3.06%	3.06%	2.91%	2.71%
Loans	3.57%	3.70%	3.68%	3.54%	3.55%
Allowance for loan losses
Loans, net of allowance	3.61%	3.75%	3.73%	3.60%	3.62%
Total tax-equivalent yield on earning assets	2.58%	2.66%	2.78%	2.75%	2.78%

COST OF INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Interest-bearing transaction	0.10%	0.09%	0.09%	0.10%	0.12%
Savings	0.03%	0.04%	0.04%	0.04%	0.04%
Time	0.56%	0.53%	0.55%	0.58%	0.70%
Total interest-bearing deposits	0.12%	0.12%	0.13%	0.14%	0.17%
Funds purchased and repurchase agreements	0.95%	0.73%	0.20%	0.16%	0.19%
Other borrowings	0.38%	0.49%	0.37%	0.34%	0.39%
Subordinated debt	4.02%	4.02%	4.63%	4.87%	4.92%
Total cost of interest-bearing liabilities	0.21%	0.21%	0.19%	0.21%	0.24%
Tax-equivalent net interest revenue spread	2.37%	2.45%	2.59%	2.54%	2.54%
Effect of noninterest-bearing funding sources and other	0.07%	0.07%	0.07%	0.06%	0.08%
Tax-equivalent net interest margin	2.44%	2.52%	2.66%	2.60%	2.62%

Yield calculations are shown on a tax equivalent basis at the statutory federal and state rates for the periods presented. The yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income and the unrealized gains and losses. The yield calculation also includes average loan balances for which the accrual of interest has been discontinued and are net of unearned income. Yield/rate calculations are generally based on the conventions that determine how interest income and expense is accrued.

CREDIT QUALITY INDICATORS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended
	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021
Nonperforming assets:
Nonaccruing loans:
Commercial:
Energy	$24,976	$31,091	$45,500	$70,341	$101,800
Services	16,535	17,170	25,714	29,913	28,033
Healthcare	15,076	15,762	509	527	3,187
General business	3,750	10,081	8,951	11,823	14,053
Total commercial	60,337	74,104	80,674	112,604	147,073

Commercial real estate	15,989	14,262	21,223	26,123	27,243

Loans to individuals:
Permanent mortgage	30,757	31,574	30,674	31,473	32,884
Permanent mortgage guaranteed by U.S. government agencies	16,992	13,861	9,188	9,207	8,564
Personal	171	258	188	229	255
Total loans to individuals	47,920	45,693	40,050	40,909	41,703

Total nonaccruing loans	$124,246	$134,059	$141,947	$179,636	$216,019
Accruing renegotiated loans guaranteed by U.S. government agencies	204,121	210,618	178,554	171,324	154,591
Real estate and other repossessed assets	24,492	24,589	28,770	57,337	70,911
Total nonperforming assets	$352,859	$369,266	$349,271	$408,297	$441,521
Total nonperforming assets excluding those guaranteed by U.S. government agencies	$131,746	$144,787	$161,529	$227,766	$278,366

Accruing loans 90 days past due[1]	$307	$313	$223	$252	$395

Gross charge-offs	$7,805	$6,558	$9,584	$18,304	$16,905
Recoveries	(1,824)	(7,272)	(1,769)	(2,856)	(2,437)
Net charge-offs (recoveries)	$5,981	$(714)	$7,815	$15,448	$14,468

Provision for loan losses	$(3,967)	$(20,973)	$(27,395)	$(25,064)	$(21,770)
Provision for credit losses from off-balance sheet unfunded loan commitments	3,268	3,738	4,952	(8,590)	(4,044)
Provision for expected credit losses from mortgage banking activities	621	150	(534)	(1,222)	885
Provision for credit losses related to held-to maturity (investment) securities portfolio	78	85	(23)	(124)	(71)
Total provision for credit losses	$—	$(17,000)	$(23,000)	$(35,000)	$(25,000)

	Three Months Ended
	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021
Allowance for loan losses to period end loans	1.19%	1.27%	1.36%	1.46%	1.56%
Allowance for loan losses to period end loans excluding PPP loans[2]	1.20%	1.29%	1.40%	1.54%	1.70%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans	1.37%	1.43%	1.50%	1.57%	1.71%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans excluding PPP loans[2]	1.38%	1.45%	1.54%	1.66%	1.86%
Nonperforming assets to period end loans and repossessed assets	1.70%	1.83%	1.71%	1.90%	1.95%
Net charge-offs (annualized) to average loans	0.12%	(0.01)%	0.15%	0.28%	0.25%
Net charge-offs (annualized) to average loans excluding PPP loans[2]	0.12%	(0.01)%	0.16%	0.30%	0.28%
Allowance for loan losses to nonaccruing loans[1]	229.80%	213.33%	208.41%	183.00%	169.87%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to nonaccruing loans[1]	263.60%	240.77%	230.43%	197.25%	185.72%
1    Excludes residential mortgage loans guaranteed by agencies of the U.S. government.
2    Metric meaningful due to the unique characteristics and short-term nature of the PPP loans.

SEGMENTS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended			1Q22 vs 4Q21		1Q22 vs 1Q21
	Mar. 31, 2022	Dec. 31, 2021	Mar. 31, 2021	$ change	% change	$ change	% change
Commercial Banking
Net interest revenue	$137,011	$140,723	$130,005	$(3,712)	(2.6)%	$7,006	5.4%
Fees and commissions revenue	56,964	57,414	49,847	(450)	(0.8)%	7,117	14.3%
Combined net interest and fee revenue	193,975	198,137	179,852	(4,162)	(2.1)%	14,123	7.9%
Other operating expense	65,114	74,459	66,979	(9,345)	(12.6)%	(1,865)	(2.8)%
Corporate expense allocations	16,246	12,926	12,734	3,320	25.7%	3,512	27.6%
Net income	82,344	83,514	69,673	(1,170)	(1.4)%	12,671	18.2%

Average assets	29,823,905	29,451,007	28,047,052	372,898	1.3%	1,776,853	6.3%
Average loans	16,696,428	16,334,695	17,522,520	361,733	2.2%	(826,092)	(4.7)%
Average deposits	19,595,260	19,537,285	16,130,168	57,975	0.3%	3,465,092	21.5%

Consumer Banking
Net interest revenue	$27,207	$30,385	$20,974	$(3,178)	(10.5)%	$6,233	29.7%
Fees and commissions revenue	33,977	38,944	52,300	(4,967)	(12.8)%	(18,323)	(35.0)%
Combined net interest and fee revenue	61,184	69,329	73,274	(8,145)	(11.7)%	(12,090)	(16.5)%
Other operating expense	48,789	52,036	55,622	(3,247)	(6.2)%	(6,833)	(12.3)%
Corporate expense allocations	12,080	11,420	11,475	660	5.8%	605	5.3%
Net income (loss)	(7,317)	6,810	6,948	(14,127)	(207.4)%	(14,265)	(205.3)%

Average assets	10,273,890	10,186,797	9,755,539	87,093	0.9%	518,351	5.3%
Average loans	1,672,346	1,705,222	1,823,732	(32,876)	(1.9)%	(151,386)	(8.3)%
Average deposits	8,746,622	8,682,437	8,082,443	64,185	0.7%	664,179	8.2%

Wealth Management
Net interest revenue	$55,766	$58,229	$48,354	$(2,463)	(4.2)%	$7,412	15.3%
Fees and commissions revenue	25,023	56,275	65,684	(31,252)	(55.5)%	(40,661)	(61.9)%
Combined net interest and fee revenue	80,789	114,504	114,038	(33,715)	(29.4)%	(33,249)	(29.2)%
Other operating expense	74,495	74,947	78,565	(452)	(0.6)%	(4,070)	(5.2)%
Corporate expense allocations	12,062	9,971	9,887	2,091	21.0%	2,175	22.0%
Net income (loss)	(4,419)	21,700	19,382	(26,119)	(120.4)%	(23,801)	(122.8)%

Average assets	19,526,382	20,725,903	18,645,865	(1,199,521)	(5.8)%	880,517	4.7%
Average loans	2,118,780	2,065,261	1,917,973	53,519	2.6%	200,807	10.5%
Average deposits	9,619,323	9,194,019	9,706,295	425,304	4.6%	(86,972)	(0.9)%
Fiduciary assets	61,095,320	64,536,833	56,227,268	(3,441,513)	(5.3)%	4,868,052	8.7%
Assets under management or administration	101,081,355	104,917,721	91,956,188	(3,836,366)	(3.7)%	9,125,167	9.9%